UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 26, 2013

RESPONSE BIOMEDICAL CORP.

(Exact name of registrant as specified in its charter)

Vancouver, British Columbia, Canada	000-50571	98 -1042523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1781 - 75th Avenue W.

Vancouver, British Columbia, Canada V6P 6P2

(Address of principal executive offices, including zip code)

(604) 456-6010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2013, Patricia Massitti’s employment with Response Biomedical Corp. (the “Company”) terminated as the Company’s Vice President of Human Resources & Corporate Communications.

In connection with her departure, Ms. Massitti and the Company have agreed to enter into a separation agreement and mutual release (the “Separation Agreement”) pursuant to which the Company and Ms. Massitti have agreed as follows: (i) Ms. Massitti’s employment with the Company will be terminated effective as of July 18, 2013; (ii) Ms. Massitti’s base salary and regular group benefits (excluding her long term disability coverage which terminated effective of the date of the Separation Agreement) will continue to be paid for a period of 10 months until May 10, 2014 (the “Salary Continuance Period”) unless Ms. Massitti obtains new employment during the Salary Continuance Period ; (iii) options granted to Ms. Massitti shall continue to vest and be exercisable in accordance with the terms of the stock option plan and the terms of the Company’s incentive stock option plan until the earlier of the end of the Salary Continuance Period and the date Ms. Massitti obtains new employment; and (iv) the Company will reimburse Ms. Massitti for legal fees incurred in relation to the termination of her employment up to a maximum of $3,000. The foregoing description of the Separation Agreement is a summary only and is qualified in its entirety by reference to the full text of the Separation Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
10.1	Separation Agreement and Mutual Release, dated July 26, 2013, by and between Response Biomedical Corp. and Patricia Massitti.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE BIOMEDICAL CORP.

By:	/s/William J. Adams
William J. Adams Chief Financial Officer

Date: July 30, 2013

EXHIBIT INDEX

Exhibit Number	Description
10.1	Separation Agreement and Mutual Release, dated July 26, 2013, by and between Response Biomedical Corp. and Patricia Massitti.